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                                                                    EXHIBIT 12.1

                                  ALBECCA INC.

                       Ratio of Earnings to Fixed Charges



                                          Fiscal Year
                                  ----------------------------                              Three Months         Three Months
                                                   (in thousands)              Pro Forma       Ended                 Ended
                               1994      1995      1996      1997      1998      1998      November 30, 1997    November 29, 1998
                              ------    ------    ------    ------    ------    --------   -----------------    -----------------
                                                                                             (unaudited)           (unaudited)
Earnings
  Operating Income (A)        15,534    22,471    30,229    35,601    31,961      31,961             10,773                 8,299

Interest Expense (B)           1,034     4,008     6,846     9,722    11,949      25,694*             2,343                 7,125
                              ======    ======    ======    ======    ======     =======    ===============     =================

Ratio of Earnings to Fixed
Charges (A/B)                   15.0       5.6       4.4       3.7       2.6         1.2               4.6                    1.2




* Pro forma interest expense calculated based on assumption of full year's interest on notes and the interest saved on payoff of the retired credit facility.